UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 26, 2026

Date of Report (Date of earliest event reported)

LIMITLESS X HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-56453	81-1034163
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9777 Wilshire Blvd., #400
Beverly Hills, CA	90212
(Address of principal executive offices)	(Zip Code)

(855) 413-7030

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N./A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement.

Binding Letter of Intent

On January 26, 2026, Bodycor, Inc., a Nevada corporation (“Bodycor”), and Limitless X Holdings Inc., a Delaware corporation (the “Company”, which is the issuer of the Common Stock described herein), entered into a Binding Letter of Intent (the “LOI”) with Ding Easy AI, LLC, a Delaware limited liability company (“Ding”), and the equityholders of Ding (“Ding Owners”). Ding is a web and mobile platform that leverages its partnership with Maplebear Inc. d/b/a Instacart (NASDAQ: CART) to assist users in achieving health goals through the use of artificial intelligence to plan meals and generate grocery lists based on individualized dietary needs and budget requirements. Ding is wholly owned and controlled by Daniel Sanders, who also serves as the President of Limitless X, Inc., the Company’s wholly-owned subsidiary which sells nutritional supplements. As a result, the LOI constitutes a related-party transaction under Item 404(a) of Regulation S-K. The transaction terms and the President’s interest were reviewed and approved by the Audit Committee.

Pursuant to the LOI, Bodycor will acquire from the Ding Owners sixty percent (60%) of the equity interests of Ding on a fully diluted basis, assumed for valuation purposes to include an employee equity pool of fifteen percent (15%) and a pre-money valuation of fifteen million dollars ($15,000,000) (the “Valuation”). In exchange, the Ding Owners will receive shares of common stock of the Company (“Common Stock”) having an aggregate value of nine million dollars ($9,000,000) based on the volume-weighted average price per share of the Common Stock. The Comon Stock will be issued as restricted securities pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Act”). Additionally, Bodycor will provide Ding with one million seven hundred and fifty thousand dollars ($1,750,000) of growth capital (“Growth Capital”), subject to Bodycor’s satisfactory completion of due diligence and the issuance of a fairness opinion with respect to the Valuation.

The first seven hundred and fifty thousand dollars ($750,000) of Growth Capital will be funded in three (3) tranches of two hundred and fifty thousand dollars ($250,000), each tied to an agreed use-of-proceeds schedule, budget categories, spend thresholds, and reporting covenants. Bodycor’s disbursement of the remaining one million dollars ($1,000,000) of Growth Capital will be contingent upon the achievement of certain objective and auditable milestones including revenue targets and user metrics. The timing and funding of the Growth Capital per the LOI is not binding on the parties.

Following Ding achieving a valuation of forty million dollars ($40,000,000), as determined pursuant to the LOI, Bodycor will have the right, but not the obligation, to acquire from the Ding Owners the remaining forty percent (40%) of the equity interests of Ding in a subsequent transaction (the “Second Sale”) in exchange for Common Stock having an aggregate value of sixteen million dollars ($16,000,000) based on the volume-weighted average price per share of the Common Stock immediately preceding the Second Sale. The LOI provides for an exclusivity period of one hundred and twenty (120) days.

The Company will provide audited financial statements of Ding within 60 days after the acquisition is completed.

The foregoing description of the LOI does not purport to be complete and is qualified in its entirety by reference to the full text of such document, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Binding Letter of Intent by and among Bodycor Inc., Limitless X Holdings Inc., and Ding Easy AI, LLC, dated January 26, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMITLESS X HOLDINGS INC.

Date:	February 9, 2026	By:	/s/ Jaspreet Mathur
		Name:	Jaspreet Mathur
		Title:	Chief Executive Officer